                                                                    EXHIBIT 10.3






                   ------------------------------------------



                              INVESTMENT AGREEMENT

                            dated as of March 9, 2001

                                 by and between

                               ABBOTT LABORATORIES

                             an Illinois corporation

                                       and

                        MILLENNIUM PHARMACEUTICALS, INC.,

                             a Delaware corporation

                   ------------------------------------------

                                TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES......................................   1
   Section 1.1    PURCHASE AND SALE........................................   1
   Section 1.2    CLOSING DATES............................................   2
   Section 1.3    TRANSACTIONS AT EACH CLOSING; PAYMENT DATES..............   2

ARTICLE II REPRESENTATIONS AND WARRANTIES..................................   3
   Section 2.1    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............   3
   Section 2.2    REPRESENTATIONS AND WARRANTIES OF PURCHASER..............  11

ARTICLE III TRANSFER OF COMMON STOCK.......................................  12
   Section 3.1    LIMITATIONS ON TRANSFER..................................  12

ARTICLE IV COVENANTS AND ADDITIONAL AGREEMENTS.............................  13
   Section 4.1    ORDINARY COURSE..........................................  13
   Section 4.2    REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934............  13
   Section 4.3    FURTHER ACTIONS..........................................  14
   Section 4.4    FURTHER ASSURANCES.......................................  14

ARTICLE V CONDITIONS PRECEDENT.............................................  14
   Section 5.1    EACH PARTY'S OBLIGATIONS.................................  14
   Section 5.2    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.............  15
   Section 5.3    CONDITIONS TO THE OBLIGATIONS OF PURCHASER...............  15

ARTICLE VI TERMINATION.....................................................  16
   Section 6.1    TERMINATION..............................................  16
   Section 6.2    EFFECT OF TERMINATION....................................  18

ARTICLE VII INDEMNIFICATION................................................  18
   Section 7.1    INDEMNIFICATION OF PURCHASER.............................  18
   Section 7.2    INDEMNIFICATION PROCEDURES...............................  18
   Section 7.3    SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............  19

ARTICLE VIII INTERPRETATION; DEFINITIONS...................................  19
   Section 8.1    INTERPRETATION...........................................  19
   Section 8.2    DEFINITIONS..............................................  19

ARTICLE IX MISCELLANEOUS...................................................  23
   Section 9.1    GOVERNING LAW............................................  23
   Section 9.2    ASSIGNMENT...............................................  23
   Section 9.3    AMENDMENTS...............................................  24
   Section 9.4    NOTICES..................................................  24
   Section 9.5    PUBLIC ANNOUNCEMENTS.....................................  25
   Section 9.6    NO STRICT CONSTRUCTION...................................  25
   Section 9.7    HEADINGS.................................................  25
   Section 9.8    NO IMPLIED WAIVERS; RIGHTS CUMULATIVE....................  25
   Section 9.9    SEVERABILITY.............................................  25
   Section 9.10   EXECUTION IN COUNTERPARTS................................  25
   Section 9.11   NO THIRD PARTY BENEFICIARIES.............................  26
   Section 9.12   SPECIFIC ENFORCEMENT.....................................  26




   Section 9.13   EXPENSES AND REMEDIES....................................  26
   Section 9.14   TRANSFER OF SHARES.......................................  26
   Section 9.15   DISPUTE RESOLUTION.......................................  27

EXHIBIT A - Form of Opinion of Company's Counsel

EXHIBIT B - Dispute Resolution

SCHEDULES TO SECTION 2.1

                              INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT (the "Agreement") is made as of March 9, 2001 by and between MILLENNIUM PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and ABBOTT LABORATORIES, an Illinois corporation ("Purchaser").

     WHEREAS, the Company and Purchaser are parties to the Collaboration Agreement (as defined below), executed as of the date set forth above;

     WHEREAS, in connection with the execution of the Collaboration Agreement, Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Company and Purchaser agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

     Section 1.1 PURCHASE AND SALE.

                 (a) Subject to the terms and conditions of this Agreement, at the First Closing (as defined below) the Company agrees to issue and sell to Purchaser and Purchaser agrees to purchase from the Company, for an aggregate purchase price of Fifty Million Dollars ($50,000,000) (the "First Closing Purchase Price"), a number of shares of the Company's Common Stock (the "First Closing Shares") equal to the First Closing Purchase Price divided by the average daily intra-day high sale price of a share of the Company's Common Stock, during regular trading hours as reported in THE WALL STREET JOURNAL (New York city edition), over the 40 trading day period ending on April 6, 2001.

                 (b) Subject to the terms and conditions of this Agreement, in addition to the purchase and sale described in Section 1.1(a), the Company agrees to issue and sell to Purchaser and Purchaser agrees to purchase from the Company, for an aggregate purchase price of Two Hundred Million Dollars ($200,000,000), additional shares of the Company's Common Stock, in seven installments over a two-year period, as further provided in this Section 1.1(b). At each Subsequent Closing (as defined below) the Company agrees to issue and sell to Purchaser and Purchaser agrees to purchase from the Company, for an aggregate purchase price at each Subsequent Closing of Twenty-Eight Million Five Hundred Seventy-One Thousand Four Hundred Twenty-Eight Dollars and Fifty-Seven Cents ($28,571,428.57) (with regard to each Subsequent Closing, the "Subsequent Closing Purchase Price"), a number of shares of the Company's Common Stock (with regard to each Subsequent Closing, the "Subsequent Closing Shares") equal to the Subsequent Closing Purchase Price divided by the average daily intra-day high sale price of a share of the Company's Common Stock, during regular trading hours as reported in THE WALL STREET JOURNAL (New York city edition), over the 40 trading day period ending 20 trading days after the Payment Date (as defined below).

                 (c) Notwithstanding the foregoing, upon mutual written agreement of the Company and Purchaser, Purchaser may accelerate its obligation to purchase Subsequent Closing Shares by increasing the amount of any Subsequent Closing Purchase Price up to the difference between Two Hundred Million Dollars ($200,000,000) and the aggregate Subsequent Closing Purchase Price previously paid, if any. In the event of such acceleration, the amount of the increase in the Subsequent Closing Purchase Price shall reduce the Subsequent Closing Purchase Price for subsequent Subsequent Closings, with such reductions applied first to the Subsequent Closing Purchase Price for the most chronologically distant Subsequent Closings.

     Section 1.2 CLOSING DATES.

                 (a) The closing of the purchase and sale of the First Closing Shares hereunder (the "First Closing") shall be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 11:00 a.m., Boston time, on April 11, 2001, or, if all the conditions to Closing set forth in Article VI have not been satisfied or waived by April 11, 2001, on the third Business Day following the first date on which all the conditions to Closing set forth in
Article VI have been satisfied or waived, or at such other place, time and date as the Company and Purchaser shall agree. The Company shall give Purchaser three
(3) Business Days prior notice of the date the First Closing is scheduled to occur. The date of the First Closing is hereinafter referred to as the "First Closing Date."

                 (b) The closing of the purchase and sale of each installment of Subsequent Closing Shares hereunder (each, a "Subsequent Closing") shall be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 11:00 a.m., Boston time, on the twenty-third trading day after the respective Payment Date for such installment, or at such other place, time and date as the Company and Purchaser shall agree. The date of each Subsequent Closing is hereinafter referred to as a "Subsequent Closing Date."

     Section 1.3 TRANSACTIONS AT EACH CLOSING; PAYMENT DATES.

                 (a) At the First Closing, subject to the terms and conditions of this Agreement, (i) the Company shall issue and sell to Purchaser and Purchaser shall purchase the First Closing Shares; and (ii) the Company shall deliver to Purchaser a certificate representing the First Closing Shares, registered in the name of Purchaser against payment of the First Closing Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company on or before the First Closing Date.

                 (b) With regard to each subsequent purchase of shares of the Company's common stock described in Section 1.1(b): (i) the "Payment Date" shall be the first trading day of the second month of every calendar quarter after the calendar quarter in which the First Closing Date falls; provided that, if the Payment Date for the first Subsequent Closing would be less than ninety (90) days after the First Closing Date, then the Payment Date for the first Subsequent Closing shall be instead the first trading day of the second month of the next following calendar quarter; (ii) payment of the Subsequent Closing Purchase Price shall be made on or before the Payment Date for such Subsequent Closing, by wire transfer of immediately available funds to an account or accounts previously designated by the Company; and (iii) the Company shall provide Purchaser with prompt written confirmation upon receipt of the funds from Purchaser.

                 (c) At each Subsequent Closing, subject to the terms and conditions of this Agreement, (i) the Company shall issue and sell to Purchaser and Purchaser shall purchase the respective Subsequent Closing Shares; and (ii) the Company shall deliver to Purchaser a certificate representing the respective Subsequent Closing Shares, registered in the name of Purchaser against the prior payment of the respective Subsequent Closing Purchase Price. The delivery of the certificate contemplated by clause (ii) above shall be accomplished at each Subsequent Closing by immediately sending a copy of the certificate by facsimile transmission to Purchaser (using a telephone number provided by Purchaser prior to the Subsequent Closing), and then by sending the original certificate to Purchaser in the manner described in Section 9.4.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Section 2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser as follows:

                 (a) CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is duly organized and validly existing and, if applicable, is in good standing, under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries is duly qualified or licensed and, if applicable, is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted. The Company has heretofore made available to Purchaser complete and correct copies of the Certificate of Incorporation of the Company (the "Company Charter") and the By-laws of the Company (the "Company By-Laws") and the certificate of incorporation and by-laws, or the comparable organizational documents, of each of its Subsidiaries, each as amended to date and currently in full force and effect.

                 (b) CORPORATE AUTHORITY. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, the issuance and sale by the Company of the Shares and the performance by the Company of the other transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions so contemplated herein. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, assuming that this Agreement is a valid and binding agreement of Purchaser, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

                 (c) NO VIOLATIONS; CONSENTS AND APPROVALS.

                     (i) Neither the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (A) will result in a violation or breach of the Company Charter or the Company By-Laws or the charter or by-laws of any of the Company's Subsidiaries or (B) will result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, mortgage, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Company or any of its Subsidiaries under,
(1) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any license, waiver, exemption, order, franchise, permit or concession (each a "Permit") to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound, or (2) subject to the governmental filings and other matters referred to in clause (ii) below, any judgment, order, decree, statute, law, regulation or rule applicable to the Company or any of its Subsidiaries, except in the case of clause (B), for violations, breaches, defaults, rights of cancellation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                     (ii) Except for filings as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state, local or foreign (a "Governmental Entity"), is required with respect to the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole).

                 (d) CAPITAL STOCK. The authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which an aggregate of 215,583,176 shares of Common Stock were issued and outstanding as of the close of business on February 23, 2001, and (ii) 5,000,000 shares of preferred stock, $.001 par value per share, of which none were issued and outstanding as of the close of business on February 23, 2001. As of the close of business on February 23, 2001, there were outstanding under the Company's stock option and incentive plans (collectively, the "Company Stock Plans"), options to acquire an aggregate of 28,948,780 shares of Common Stock (subject to adjustment on the terms set forth therein) at a weighted average exercise price of $25.88 per share. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 2.1(d), there are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of its Subsidiaries. Except for the Common Stock or as set forth on Schedule 2.1(d), the Company has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above or on
Schedule 2.1(d), as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. Except as set forth on Schedule 2.1(d), there are no outstanding agreements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

                 (e) SUBSIDIARIES.

                     (i) Each of the outstanding shares of capital stock of each of the Company's Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. Except as set forth on Schedule 2.1(e)(i), all of the outstanding shares of capital stock of each Subsidiary are owned, either directly or indirectly, by the Company free and clear of all Liens.

                     (ii) Schedule 2.1(e)(ii) contains a complete and correct list of all Subsidiaries of the Company.

                 (f) SEC FILINGS. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since May 1996 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

                 (g) ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, or as otherwise contemplated or permitted by this Agreement, and except for any items referred to in Schedule 2.1(g), since September 30, 2000, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been any event, change or development which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, other than any state of facts, event, change or effect attributable to changes in general economic or market conditions affecting the biotechnology and pharmaceutical industries.

                 (h) COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, each of the Company and its Subsidiaries is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to its respective business, and neither the Company nor any of its Subsidiaries has received any notice alleging noncompliance except, with reference to all the foregoing, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. This Section 2.1(h) does not relate to employee benefits matters (for which Section 2.1(l) is applicable, environmental matters, (for which Section 2.1(m) is applicable) or tax matters (for which Section 2.1(k) is applicable). Each of the Company and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits or rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                 (i) LITIGATION. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof or referred to in Schedule 2.1(i), there are no civil, criminal or administrative actions, suits, or proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that, individually or in the aggregate, are likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against the Company or any of its Subsidiaries that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                 (j) CONTRACTS.

                     (i) The Company has filed as exhibits to the Company SEC Documents all material agreements required to be filed under the rules and regulations of the SEC (the "Material Contracts").

                     (ii) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, provided that no representation is made as to the enforceability of any non-competition provision in any employment agreement. There does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Company or its Subsidiaries or, to the Knowledge of the Company or any of its Subsidiaries, any other Person, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The enforceability of all Material Contracts will not be adversely affected in any manner by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of such transactions.

                 (k) TAXES.

                     (i) Except as set forth on Schedule 2.1(k), (A) all Tax Returns required to be filed by or on behalf of each of the Company and its Subsidiaries have been filed except to the extent that a failure to file, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (B) all such filed Tax Returns are complete and accurate in all respects, other than any incompleteness or any inaccuracy that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and all Taxes shown to be due on such Tax Returns have been paid; (C) no written claim (other than a claim that has been finally settled) has been made by a taxing authority that any of the Company or its Subsidiaries is subject to an obligation to file Tax Returns or to pay or collect Taxes imposed by any jurisdiction in which either the Company or its Subsidiaries does not file Tax Returns or pay or collect Taxes, other than any such claim that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or for which adequate reserves have been provided on the balance sheets contained in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof; (D) there is no deficiency with respect to any Taxes which would, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, other than any such deficiency for which adequate reserves have been provided on the balance sheet contained in the financial statements in the SEC Company Documents filed with the SEC and publicly available prior to the date hereof; and (E) all material assessments for Taxes due with respect to completed and settled examinations or concluded litigation have been paid which, individually or in the aggregate, exceed $100,000. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties, and additions thereto; and "Tax Returns" shall mean all federal state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

                     (ii) Except as set forth on Schedule 2.1(k), each of the Company and its Subsidiaries has duly and timely withheld all Taxes required to be withheld in connection with its business and assets, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, except to the extent that any failure to do so would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                     (iii) Except as set forth on Schedule 2.1(k), (A) all taxable periods of each of the Company and its Subsidiaries ending before December 31, 1995 are closed or no longer subject to audit; (B) none of the Company or any of its Subsidiaries is currently under any audit by any taxing authority as to which such taxing authority has asserted in writing any claim which, if adversely determined, could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and (C) no waiver of the statute of limitations is in effect with respect to any taxable year of the Company or any of its Subsidiaries.

                     (iv) Except as set forth on Schedule 2.1(k), (A) none of the Company or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnification or similar agreement or arrangement with any Person which might result in a Material Adverse Effect to the Company or Subsidiary which entered into such agreement or arrangement; and
(B) none of the Company or its Subsidiaries is or has been at any time a member of any group of companies filing a consolidated, combined or unitary income tax return other than any such group the common parent of which is the Company.

                 (l) EMPLOYEE BENEFIT PLANS AND RELATED MATTERS; ERISA.

                     (i) EMPLOYEE BENEFIT PLANS. Each Employee Benefit Plan that provides for equity-based compensation or that has associated costs that are expected to be material to the Company or its Subsidiaries in the aggregate and that is expected to provide for contributions to be made by the Company or its Subsidiaries or their Employees after the date hereof or to permit the accrual of additional benefits by any Employee of the Company or its Subsidiaries after the date hereof is listed on Schedule 2.1(1) (collectively, the "Plans").

                     (ii) QUALIFICATION. Except to the extent that failure to meet the requirements of Section 401(a) of the Code would not result in any material liability as to which adequate reserves have not been established, each Employee Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, (A) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status or (B) a timely application for such a favorable determination letter was filed and the Company has no reason to believe that such a favorable determination letter will not be granted.

                     (iii) COMPLIANCE LIABILITY.

                           (A) No liability has been or is reasonably expected
to be incurred under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans that is or would be material to the Company and its Subsidiaries, taken as a whole.

                           (B) Each of the Employee Benefit Plans has been
operated and administered in all respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements, except for any failure so to comply that, individually and in the aggregate, could not reasonably be expected to result in a material liability or obligation on the part of the Company and its Subsidiaries in the aggregate. There are no pending or threatened claims by or on behalf of any of the Employee Benefit Plans, by any Employee or otherwise involving any such Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits or actions seeking qualified domestic relations orders or qualified medical child support orders, all of which have been fully reserved for on the regularly prepared balance sheets of the Company or its Subsidiaries, as applicable) which would reasonably be expected to result in any material liability to the Company and its Subsidiaries in the aggregate.

                           (C) Except to the extent that it would not give rise
to a material liability or obligation on the part of the Company and it Subsidiaries in the aggregate, no Employee is or will become entitled to post-employment benefits of any kind by reason of employment with the Company or its Subsidiaries, including, without limitation, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code or other applicable laws, (y) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (z) accrued deferred compensation. The consummation of the transactions hereunder will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee by any of the Company or its Subsidiaries.

                     (iv) EMPLOYEES, LABOR MATTERS, ETC. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries. Since September 30, 2000, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of its Subsidiaries. Except as set forth on Schedule 2.1(1), there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no petition pending or threatened with respect to any employee of the Company or its Subsidiaries. The Company and each of its Subsidiaries has complied with all applicable laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                 (m) ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below), (ii) the Company and its Subsidiaries have all Permits required under Environmental Laws for the operation of their respective businesses as presently conducted ("Environmental Permits"), (iii) neither the Company nor its Subsidiaries has received notice from any Governmental Entity asserting that either the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, and
(iv) there are no actions, proceedings or claims pending (or, to the Knowledge of the Company or any of its Subsidiaries, threatened) seeking to impose any liability under any Environmental Law or in connection with any Environmental Permits or Hazardous Substances (as defined below).

         For purposes of this Agreement, "Environmental Law," means any federal, state, local or foreign law, statute, regulation or decree relating to
(x) the protection or restoration of the environment or natural resources or (y) the use, storage, presence, treatment, generation, transportation, processing, handling, release, threatened release or disposal of Hazardous Substances in each case as in effect on the date hereof. "Hazardous Substance" means any waste, substance, material, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law.

                 (n) DELAWARE LAW. The Company has taken all action necessary to ensure that the provisions of Section 203 of the Delaware General Corporation law (the "DGCL") will not be applicable to Purchaser or its Affiliates as a result of the transactions contemplated by this Agreement.

                 (o) STATUS OF SHARES. The Shares being issued at each Closing have been duly authorized by all necessary corporate action on the part of the Company, and at each Closing (i) such Shares will have been validly issued to Purchaser, or permitted assigns, and, assuming payment therefor has been made, will be fully paid and nonassessable and not subject to Liens other than those imposed (A) by the Company or its Subsidiaries as expressly provided in this Agreement, or (B) by the Purchaser or claimants against the Purchaser, and (ii) the issuance of such Shares will not be subject to preemptive rights of any other person. The Shares will be eligible for listing on the Nasdaq Stock Market.

                 (p) INTELLECTUAL PROPERTY. The Intellectual Property that is owned by the Company or any of its Subsidiaries is owned free from any Liens (other than Permitted Liens). All material Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or conflict with the rights of any third party in respect of any Intellectual Property, except where such conduct would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and would not materially affect the ability of the Company and its Subsidiaries to conduct their business as presently conducted. To the Knowledge of the Company, none of the Company Intellectual Property that is owned by the Company or any of its Subsidiaries is being infringed by any third party except where such infringement would not have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company or any of its Subsidiaries in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual Property License, except where such claim, demand or proceeding would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and would not materially affect the ability of the Company and its Subsidiaries to conduct their business as presently conducted. For purposes of this Agreement, "Company Intellectual Property" means the Intellectual Property that is owned by the Company and its Subsidiaries, the Intellectual Property subject to written or oral licenses, agreements or arrangements pursuant to which its use by the Company or any of its Subsidiaries is permitted by any Person, and the Intellectual Property that is used by the Company and its subsidiaries to conduct their business.

                 (q) BROKERS OR FINDERS. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     Section 2.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to the Company as follows:

                 (a) ORGANIZATION. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Illinois, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

                 (b) AUTHORITY. Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All necessary corporate action required to have been taken by or on behalf of Purchaser by applicable law or otherwise to authorize the approval, execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement or for it to consummate such transactions. This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, assuming that this Agreement is a valid and binding agreement of the Company, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

                 (c) CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will (i) conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any Lien upon any of the properties or assets of Purchaser pursuant to, or
(ii) require any consent, approval or other action by or any notice to or filing with any Government Entity pursuant to, the organizational documents or agreements of Purchaser or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Purchaser is bound (assuming that the Company shall have made or obtained all consents, approvals, orders, authorizations or filings referred to in Section 2.1(c)(ii)), except, in the case of each of clauses (i) and (ii), as where the failure to obtain such consents, approvals, orders or authorizations, or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser and its Subsidiaries, taken as a whole, or for filings after each Closing under Section 13(d) of the Exchange Act and filings under the HSR Act.

                 (d) ACQUISITION FOR INVESTMENT. (i) Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention to effect, or any present or contemplated plan, agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, any distribution of Shares, (ii) Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act, (iii) Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel, and (iv) Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and is able financially to bear the risks thereof.

                 (e) BROKERS OR FINDERS. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE III

                            TRANSFER OF COMMON STOCK

     Section 3.1 LIMITATIONS ON TRANSFER.

                 (a) Prior to the first anniversary of the First Closing, Purchaser will not, directly or indirectly, sell, transfer, or otherwise dispose of any Shares (except to any Affiliate of Purchaser). It is the intent of the parties that this prohibition be construed broadly to limit all forms of disposition of Shares including, without limitation, the pledge or other encumbrance of the Shares and the issuance by the Purchaser (or any Affiliate of the Purchaser) or any securities, options, warrants or debt instruments convertible or exchangeable for Shares.

                 (b) After the first anniversary of the First Closing and prior to the earlier of (i) the expiration of the Research Program Term or (ii) the termination of this Agreement pursuant to Section 6.1(a), (b) or (c), Purchaser will not, directly or indirectly, sell, transfer or otherwise dispose of, in any one calendar week, more than 500,000 Shares and in any three calendar month period, more than 2,000,000 Shares (both limits as adjusted to reflect any stock splits, stock dividends and similar recapitalizations and both limits applicable to Shares regardless of when acquired) (except to an Affiliate of Purchaser).

                 (c) The limitation on share transfer set forth in this Section
3.1 shall terminate and Purchaser and its Affiliates shall have the right, directly or indirectly, to sell, transfer or otherwise dispose of any Shares without regard to any limitation on share transfer set forth in Section 3.1 in the event that:

                     (i) the Company has entered into (A) a merger agreement in which the holders of the Voting Securities would cease to hold a majority of the voting securities of the surviving corporation, (B) an agreement to sell all or substantially all its assets, or (C) an agreement to be acquired, business combination, consolidation or any such similar transaction, in each case with any Person other than a wholly-owned subsidiary of the Company; PROVIDED, HOWEVER, the limitation shall be reinstated if such merger agreement or other agreements referred to in sections (A), (B) or (C) is subsequently terminated or the transactions contemplated thereunder are not consummated;

                     (ii) a tender or exchange offer (other than a tender or exchange offer that the Company's Board of Directors has recommended be rejected) is made by any Person or 13D Group (other than an Affiliate of, or any Person acting in concert with, Purchaser) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such Person or 13D Group, would result, if consummated in accordance with its terms, in the Beneficial Ownership by such Person or 13D Group of more than 50% of the Total Voting Power of all Voting Securities of the Company then outstanding, PROVIDED THAT the limitation shall be reinstated if such tender or exchange offer is withdrawn or terminated without such Person or 13D Group acquiring such 50% ownership level; or

                     (iii) a tender or exchange offer, which the Company's Board of Directors has not approved or recommended, is made by any Person or 13D Group (other than an Affiliate of, or any Person acting in concert with, Purchaser) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such Person or 13D Group, would result, if consummated in accordance with its terms, in the Beneficial Ownership by such Person or 13D Group of more than 50% of the Total Voting Power of all Voting Securities of the Company then outstanding and the Purchaser, upon the advice of legal counsel and financial advisors, reasonably believes in good faith, taking into account the conditions of the offer, that such tender or exchange offer will result in Voting Securities being purchased, PROVIDED THAT the limitation shall be reinstated if such tender or exchange offer is withdrawn or terminated without such Person or 13D Group acquiring such 50% ownership level.

                                   ARTICLE IV

                       COVENANTS AND ADDITIONAL AGREEMENTS

     Section 4.1 ORDINARY COURSE. During the period from the date of this Agreement and continuing until the First Closing, the Company agrees as to itself and its Subsidiaries that, except as set forth in Schedule 4.1, or to the extent that Purchaser otherwise consents in writing, the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course in substantially the same manner as presently conducted.

     Section 4.2 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Purchaser the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell First Closing Shares and Subsequent Closing Shares to the public without registration, the Company agrees to use its reasonable best efforts to:

                 (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                 (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                 (c) furnish to the Purchaser, so long as the Purchaser owns any First Closing Shares or Subsequent Closing Shares, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act, any other such applicable reporting requirements under the Securities Act and all applicable reporting requirements under the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the

Company, and (iii) such other information as may be reasonably requested in availing the Purchaser of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

     Section 4.3 FURTHER ACTIONS.

                 (a) Each of the Company and Purchaser shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby.

                 (b) Each of the Company and Purchaser shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and foreign antitrust filings) required under any law applicable to it or any of its Subsidiaries, and give such reasonable undertakings as may be required in connection therewith, and
(ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all consents, approvals or waivers under any Contracts or Permits necessary to be obtained or made by it or any of its Subsidiaries, in each case in connection with this Agreement, the sale and transfer of the Shares pursuant hereto and the consummation of the other transactions contemplated hereby.

                 (c) Each of the Company and Purchaser shall coordinate and cooperate with the other party in exchanging such information and supplying such reasonable assistance as may be reasonably requested by such other party in connection with the filings and other actions contemplated by this Agreement.

                 (d) At all times prior to the seventh Subsequent Closing Date, the Company and Purchaser shall promptly notify each other in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article V to be satisfied, promptly upon becoming aware of the same.

     Section 4.4 FURTHER ASSURANCES. Following the First Closing Date, the Company shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     Section 5.1 EACH PARTY'S OBLIGATIONS. The obligations of the Company and Purchaser to consummate the transactions contemplated to occur at each Closing shall be subject to the satisfaction prior to each Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

                 (a) HSR AND OTHER APPROVALS. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

                 (b) NO LITIGATION, INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

                 (c) COLLABORATION AGREEMENT. The Collaboration Agreement shall have become effective in accordance with the terms and conditions thereof and neither party has delivered a Breach Notice as defined in the Collaboration Agreement thereunder, PROVIDED, HOWEVER, that the Company and Purchaser shall be obligated to consummate the transactions contemplated to occur at each Closing promptly following the cure or waiver of the material breach specified in the Breach Notice pursuant to the terms of the Collaboration Agreement.

                 (d) NASDAQ LISTING. The Shares shall have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

                 (e) STOCKHOLDER APPROVAL. If required by Nasdaq Marketplace Rule 4350(i)(D), the Company's stockholders shall have approved the sale and issuance of the First Closing Shares or any Subsequent Closing Shares.

     Section 5.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated to occur at each Closing shall be subject to the satisfaction or waiver thereof prior to each Closing of each of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of each Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

     Section 5.3 CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated to occur at each Closing shall be subject to the satisfaction or waiver thereof prior to each Closing of each of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of each Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and except to the extent such representations and warranties are supplemented by information disclosed in Company SEC Documents filed after the date of this Agreement and/or updated Schedules to Section 2.1 of this Agreement provided to the Purchaser by the Company prior to the date of each Closing, PROVIDED, HOWEVER, that the representations and warranties of the Company set forth in Sections 2.1(a), (b),
(c), (n), (o) and (q) shall be true and correct as of the date of each Closing without giving effect to Company SEC Documents filed after the date of this Agreement and/or updated Schedules to Section 2.1. Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                 (b) OPINION OF THE COMPANY'S COUNSEL. Purchaser shall have received the opinion dated as of each Closing of Hale and Dorr LLP, counsel to the Company, in the form attached to this Agreement as Exhibit A.

                 (c) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement and Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                 (d) CORPORATE PROCEEDINGS. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

                                   ARTICLE VI

                                   TERMINATION

     Section 6.1 TERMINATION. This Agreement may be terminated at any time prior to the seventh Subsequent Closing:

                 (a) by mutual written consent of Purchaser and the Company;

                 (b) by Purchaser or the Company:

                     (i) if the First Closing shall not have occurred prior to [JUNE 30], 2001, PROVIDED, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement results in the failure of the First Closing to occur;

                     (ii) if there shall be any statute, law, regulation or rule that makes consummating the transactions contemplated hereby illegal or if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable;

                     (iii) if the Collaboration Agreement shall have terminated; or

                     (iv) in the event that the United States Federal Trade Commission ("FTC") and/or the United States Department of Justice shall seek a preliminary injunction under the HSR Act against the Company and the Purchaser to enjoin the transactions contemplated by this Agreement and/or the Collaboration Agreement; or

                 (c) by Purchaser

                     (i) if the Company shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and the Company has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from Purchaser, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

                     (ii) if any of the conditions set forth in Section 5.1 or
5.3 shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

                     (iii) if the Common Stock shall no longer be listed for trading on the Nasdaq National Market or other national securities exchange or automated quotation system;

                 (d) by the Company:

                     (i) if Purchaser shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached any material respect any representation or warranty not so qualified, and Purchaser has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement; or

                     (ii) if any of the conditions set forth in Section 5.1 or
5.2 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

     Section 6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of this Section 6.2, Section 9.9 and Article VII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE VII

                                 INDEMNIFICATION

     Section 7.1 INDEMNIFICATION OF PURCHASER. The Company covenants and agrees to defend, indemnify and hold harmless each of Purchaser, its Affiliates (other than the Company and any of its Subsidiaries), and their respective officers, directors, partners, employees, agents, advisers and representatives (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, demands, liabilities, obligations, losses, costs, expenses, fines or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and all expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses"), resulting from or based on (or allegedly resulting from or based on) any breach by the Company of any representation, warranty, covenant or obligation of the Company hereunder. The Losses described in this
Section 7.1 are herein referred to as "Purchaser Indemnifiable Losses". The Company shall reimburse the Purchaser Indemnitees for any legal or other expenses incurred by such Purchaser Indemnitees in connection with investigating or defending any such Purchaser Indemnifiable Losses as such expenses are incurred.

     Section 7.2 INDEMNIFICATION PROCEDURES. Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any action or the written assertion of any claim, such Purchaser Indemnitee shall, if a claim in respect thereof is to be made against the Company, as the case may be (the "Indemnifying Person"), notify the Indemnifying Person in writing of the commencement or the written assertion thereof. Failure by a Purchaser Indemnitee to so notify the Indemnifying Person shall relieve the Indemnifying Person from the obligation to indemnify such Purchaser Indemnitee only to the extent that the Indemnifying Person suffers actual and material prejudice as a result of such failure but in no event shall such failure to notify the Indemnifying Person (i) constitute prejudice suffered by the Indemnifying Person if it has otherwise received notice of the actions giving rise to such obligation to indemnify or (ii) relieve it from any liability or obligation that it may otherwise have to such Purchaser Indemnitee. In case any such action or claim shall be brought or asserted against any Purchaser Indemnitee and it shall notify the Indemnifying Person of the commencement or assertion thereof, the Indemnifying Person shall be entitled to participate therein but the defense of such action or claim shall be conducted by counsel to the Purchaser Indemnitee, PROVIDED, HOWEVER, that the Indemnifying Person shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Purchaser Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding, and PROVIDED FURTHER, that a Purchaser Indemnitee shall not enter into any settlement of any such claim without the prior consent of the Company, such consent not to be unreasonably withheld or delayed. In no event shall the Company be liable under this Article VII, and the Company's obligation to defend, indemnify and hold harmless the Purchaser Indemnitee shall not apply to: (a) any special, incidental or consequential damages resulting from or based upon any breach by the Company of any representation, warranty, covenant or obligation of the Company hereunder, (b) any Purchaser Indemnifiable Losses until the aggregate amount of such Losses exceeds $5,000,000, and (c) any Purchaser Indemnifiable Losses in excess of $50,000,000; PROVIDED HOWEVER, that the threshold set forth in clause (b) and the limitation set forth in clause (c) shall not apply to Purchaser Indemnifiable Losses resulting from a breach by the Company of a representation or warranty set forth in Section 2.1(b) or 2.1(o). The remedies set forth in this Article VII are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to a Purchaser Indemnitee or a Party under any other agreement, pursuant to statutory or common law or equity. Notwithstanding anything to the contrary in this Agreement, any claim for indemnification under this Article VII must be brought prior to the third anniversary of the First Closing Date, except for claims relating to the representations and warranties in Sections 2.1(b), 2.1(d), 2.1(k), 2.1(m) and 2.1(o) which can be brought any time prior to the expiration of the applicable statute of limitations.

     Section 7.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall expire for all purposes on the third anniversary of the First Closing Date, except for the representations and warranties contained in Sections 2.1(b), 2.1(d), 2.1(k), 2.1(m) and 2.1(o) which shall expire for all purposes upon expiration of the applicable statute of limitations.

                                  ARTICLE VIII

                           INTERPRETATION; DEFINITIONS

     Section 8.1 INTERPRETATION. As used in this Agreement, unless the context otherwise requires:

                 (a) any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries;

                 (b) words of any gender include all genders;

                 (c) words using the singular or plural number also include the plural or singular number, respectively; and

                 (d) the terms "hereof", "herein", and "hereby" and derivative or similar words refer to this entire Agreement.

     Section 8.2 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

     "AFFILIATE" shall have the meaning set forth in the Collaboration
Agreement.

     "AGREEMENT" is defined in the recitals to this agreement.

     "BENEFICIALLY OWNED," "BENEFICIAL OWNERSHIP" or any like expression with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule l3d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

     "BUSINESS DAY" means any day on which banking institutions are open in Boston, Massachusetts.

     "CLOSING" is defined in Section 1.2(c).

     "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

     "COLLABORATION AGREEMENT" is defined in the recitals to this Agreement.

     "COMMON STOCK" is defined in the recitals to this Agreement.

     "COMPANY" is defined in the recitals to this Agreement.

     "COMPANY INTELLECTUAL PROPERTY" is defined in Section 2.1(p).

     "COMPANY STOCK PLANS" is defined in Section 2.1(d).

     "COMPANY SEC DOCUMENTS" is defined in Section 2.1(f).

     "CONTRACT" is defined in Section 2.1(c).

     "EMPLOYEE" means any employee or former employee of the Company or any of its Subsidiaries or any beneficiary or dependent of any such employee or former employee.

     "EMPLOYEE BENEFIT PLANS" means all defined contribution, defined benefit, welfare benefit, bonus, incentive compensation, stock option, stock purchase, stock appreciation right, stock bonus, incentive, deferred compensation, insurance, medical, dental, vision, life, death benefit, fringe benefit or other employee benefit plans, programs, policies or arrangements, including without limitation, any employment, consulting, offer, secondment, severance or other termination agreement, whether or not an employee benefit plan within the meaning of section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries.

     "ENVIRONMENTAL LAWS" is defined in Section 2.1(m).

     "ENVIRONMENTAL PERMIT" is defined in Section 2.1(m).

     "EQUITY SECURITY" means (i) any Common Stock or other Voting Securities,
(ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Securities or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Securities.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

     "FIRST CLOSING" is defined in Section 1.1(a).

     "FIRST CLOSING DATE" is defined in Section 1.2(a).

     "FIRST CLOSING PURCHASE PRICE" is defined in Section 1.1(a).

     "FIRST CLOSING SHARES" is defined in Section 1.1(a).

     "FTC" is defined in Section 6.1(b).

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNMENTAL ENTITY" is defined in Section 2.1(c).

     "HAZARDOUS SUBSTANCES" is defined in Section 2.1(m).

     "HSR ACT" is defined in Section 2.1(c).

     "INDEMNIFYING PERSON" is defined in Section 7.2.

     "INTELLECTUAL PROPERTY" means trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, ideas, inventions, improvements, practices, processes, formulas, designs, know-how, confidential business and technical information, computer software, firmware, data and documentation, licenses of or agreements relating to any of the foregoing, rights of privacy and publicity, moral rights, and any other similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium including electronic media.)

     "INTELLECTUAL PROPERTY LICENSE" means any license, permit, authorization, approval, Contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE OF THE COMPANY", "KNOWLEDGE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES" or any like expression means to the actual knowledge of the persons listed on Schedule 8.2.

     "LIEN" is defined in Section 2.1(c).

     "LOSSES" is defined in Section 7.1.

     "MATERIAL ADVERSE EFFECT" on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, properties, assets and liabilities (taken as a whole), results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), or (b) the ability of such entity (or group of entities) to consummate the transactions contemplated under this Agreement.

     "MATERIAL CONTRACT" is defined in Section 2.1(j).

     "PAYMENT DATE" is defined in Section 1.3(c).

     "PERMIT" is defined in Section 2.1(c).

     "PERMITTED LIENS" means those Liens (A) securing debt that is reflected on the balance sheets or the notes thereto contained in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, (B) referred to in Schedule 2.1(j), (C) for Taxes not yet due or payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (D) that constitute mechanics', carriers', workmens' or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, (E) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and
(F) easements, covenants, declarations, rights or way, encumbrances, or similar restrictions in connection with real property owned by the Company or any of its Subsidiaries that do not materially impair the use of such real property by the Company and any of its Subsidiaries, and in the case of Liens described in clauses (B), (C), (D), (E) or (F) that individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     "PERSON" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government or other entity.

     "PLANS" is defined in Section 2.1(1).

     "PURCHASER" is defined in the recitals to this Agreement.

     "PURCHASER INDEMNIFIABLE LOSSES" is defined in Section 7.1.

     "PURCHASER INDEMNITEES" is defined in Section 7.1.

     "REPRESENTATIVE" means an agent or employee of Purchaser, or of an independent public accounting firm, law firm, or other consulting company or advisor of Purchaser.

     "RESEARCH PROGRAM" shall have the meaning set forth in the Collaboration Agreement.

     "RESEARCH PROGRAM TERM" shall have the meaning set forth in the Collaboration Agreement.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

     "SHARES," means, collectively, the First Closing Shares and the Subsequent Closing Shares.

     "SUBSEQUENT CLOSING" is defined in Section 1.1(b).

     "SUBSEQUENT CLOSING DATE" is defined in Section 1.2(b).

     "SUBSEQUENT CLOSING PURCHASE PRICE" is defined in Section 1.1(b).

     "SUBSEQUENT CLOSING SHARES" is defined in Section 1.1(b).

     "SUBSIDIARY" means, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

     "TAXES" is defined in Section 2.1(k).

     "TAX RETURNS" is defined in Section 2.1(k).

     "TOTAL VOTING POWER" means at any time the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

     "VOTING SECURITIES" means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 GOVERNING LAW. This Agreement shall be construed and the respective rights of the parties determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question.

     Section 9.2 ASSIGNMENT. Neither the Company nor the Purchaser may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer (by merger or otherwise) of all or substantially all of the business and assets of the Company or Purchaser to which the subject matter of this Agreement pertains, provided that the acquirer or surviving entity confirms to the other party in writing its agreement to be bound by all of the terms and conditions of this Agreement. Notwithstanding the foregoing, either party may assign this Agreement to an Affiliate, provided that such party shall guarantee the performance of such Affiliate, and provided further that either party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such party that is controlled by such party.

     Section 9.3 AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. The parties also acknowledge the simultaneous execution and delivery of the Collaboration Agreement, none of which shall be superseded by this Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

     Section 9.4 NOTICES.

                 Notices to the Company shall be addressed to:

                           Millennium Pharmaceuticals, Inc.
                           75 Sidney Street
                           Cambridge, Massachusetts 02139-4815
                           Attn: General Counsel
                           Telephone: (617) 679-7000

                           and to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 01209
                           Attn: Steven Singer
                           Telephone: (617) 526-6000

                 Notices to the Purchaser shall be addressed to:

                           Abbott Laboratories
                           100 Abbott Park Road
                           Building AP6D, Department 364
                           Abbott Park, Illinois 60064-6020
                           Attn: Senior Vice President, Secretary and General
                            Counsel
                           Telephone: (847) 937-8905

                           With copies to:
                           Mayer, Brown & Platt
                           190 South LaSalle
                           Chicago, Illinois 60603
                           Attn: James T. Lidbury
                           Telephone: (312) 782-0600

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be sent via a reputable overnight courier service, properly addressed in accordance with the paragraph above. The effective date of notice shall be the date notice is sent; provided however that if the effective date so determined if not a Business Day, then the effective date of notice shall be the next following Business Day.

     Section 9.5 PUBLIC ANNOUNCEMENTS. The provisions of Section 15.9 of the Collaboration Agreement shall govern any and all public statements with respect to the transactions contemplated by this Agreement.

     Section 9.6 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     Section 9.7 HEADINGS. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

     Section 9.8 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of the Company or the Purchaser to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     Section 9.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Purchaser and the Company agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 9.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     Section 9.11 NO THIRD PARTY BENEFICIARIES. No person or entity other than the Purchaser, the Company and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

     Section 9.12 SPECIFIC ENFORCEMENT. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

     Section 9.13 EXPENSES AND REMEDIES. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

     Section 9.14 TRANSFER OF SHARES. Purchaser understands and agrees that the Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that Purchaser has no right to require the Company to register the Shares and understands and agrees that each certificate representing the Shares (other than, with respect to the first legend, Shares that are no longer subject to the provisions of Article III and other than, with respect to the second legend, Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legends:

                      "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS
                  CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICE OF THE CORPORATION."

                      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and Purchaser agrees to transfer the Shares only in accordance with the provisions of such legends.

     Section 9.15 DISPUTE RESOLUTION. All claims, controversies and disputes between the parties arising out of or relating to this Agreement shall be resolved in accordance with the binding Alternative Dispute Resolution procedure set forth on Exhibit B.



         [The remainder of this page has intentionally been left blank.]

         IN WITNESS WHEREOF, PURCHASER and the COMPANY have caused this Agreement to be executed as of the day and year first above written.


                            MILLENNIUM PHARMACEUTICALS, INC.

                            By:      /s/ Mark J. Levin
                                 ---------------------------------------------

                            Title:  Chairman of the Board and CEO
                                    ------------------------------------------



                            ABBOTT LABORATORIES

                            By:     /s/ Miles D. White
                                 ---------------------------------------------

                            Title:  CEO
                                    ------------------------------------------

                                    EXHIBIT A
                      FORM OF OPINION OF COMPANY'S COUNSEL

                                                                       EXHIBIT A


Abbott Laboratories
100 Abbott Park Road
Abbott Park, IL  60064

Ladies and Gentlemen:

         This opinion is furnished to you pursuant to Section 5.3(b) of the Investment Agreement (including all exhibits and schedules thereto), dated _____, 2001 (the "Investment Agreement"), between Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Abbott Laboratories, an Illinois corporation (the "Investor"), in connection with the purchase by the Investor of _________ shares (the "Shares") of the Common Stock, $.001 par value per share ("Common Stock"), of the Company. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Investment Agreement.

         We have acted as counsel to the Company in connection with the preparation, execution and delivery of the Investment Agreement. We have also acted as counsel to the Company in connection with the preparation, execution and delivery of the Collaboration and License Agreement and Technology Transfer Agreement, each dated _______, 2001, between the Company and the Investor (the "Collaboration Agreements").

         In connection with this opinion, we have examined and relied upon the following:

               (i) a copy of the Certificate of Incorporation, as amended, of the Company (the "Certificate");

               (ii) a copy of the Bylaws, as amended, of the Company (the
                    "Bylaws");

               (iii) a certificate, dated ________, 2001, from the Secretary of
                    State of the State of Delaware certifying as to the valid existence and corporate good standing of the Company in Delaware (the "Delaware Certificate");

               (iv) a certificate, dated _____, 2001, from the Secretary of
                    State of the Commonwealth of Massachusetts certifying as to the foreign corporation qualification of the Company in Massachusetts (the "Massachusetts Certificate");

               (v)  the Investment Agreement, including the Schedules thereto;

               (vi) the Collaboration Agreements;

               (vii) resolutions adopted by the Board of Directors of the
                    Company on _____, 2001;

               (viii) a certificate, dated as of the date hereof, of the Chief
                    Executive Officer and Chief Financial Officer of the Company as to certain representations and warranties and compliance with covenants and obligations of the Company set forth in the Investment Agreement;

               (ix) a certificate, dated as of the date hereof, of the Secretary of the Company certifying as to (i) the Certificate; (ii) the Bylaws; and (iii) certain resolutions of the Board of Directors;

               (x) a certificate, dated as of the date hereof, of the Chief Financial Officer of the Company concerning certain matters referred to in this opinion (the "Officer's Certificate");

               (xi) a certificate of Equiserve dated as of _________, 2001 as to the issued and outstanding shares of the Company's Common Stock (the "Transfer Agent Certificate");

               (xii) the corporate minute books and stock transfer records of the Company;

               (xiii) the certificate representing the Shares;

               (xiv) copies of contracts and documents the Company has filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 200_, or any report, schedule, form or other document thereafter filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the `Exchange Act"); and

               (xv) such other agreements, documents, corporate records,
                    certificates and materials as we have deemed necessary for the purposes of the opinions rendered herein.

         In our examination of such documents, we have assumed the completeness of the corporate minute and stock record books of the Company, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any document.

         For the purposes of this opinion, we have relied as to all questions of fact material to this opinion upon certificates of public officials and officers of the Company and upon the representations and warranties of the Investor and the Company contained or referred to in the Investment Agreement. Although we have not made any independent checks or verification of such factual matters, nothing has come to our attention that has caused us to question the accuracy of such certificates or representations or warranties.

         Any reference to "our knowledge," "knowledge," "known to us," "to our attention" or any variation of any of the foregoing shall mean the conscious awareness of the attorneys in this firm who have rendered substantive attention to this matter of the existence or absence of any facts which would contradict our opinions set forth below. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company. Without limiting the foregoing, we have not, for purposes of our opinions below, searched any electronic databases, nor have we conducted a search of the dockets of any court, administrative or regulatory body or agency or other filing office in any jurisdiction.

         The opinions expressed herein are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice and hearing, and (iii) duties and standards imposed on creditors and parties to contracts including, without limitation, requirements of good faith, reasonableness and fair dealing. Furthermore, we express no opinion herein with respect to (A) the availability of any equitable or specific remedy or the assertion of any equitable defense upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, in as much as the availability of such remedies or such equitable defenses may be subject to the discretion of a court, (B) indemnification and contribution and (C) venue or choice of law.

         Our opinions expressed in paragraph 1 below (insofar as they relate to the Company's valid existence, good standing and qualification to do business) are based solely on the Delaware Certificate and the Massachusetts Certificate and are limited accordingly, and, as to such matters, our opinions are rendered as of the respective dates of such certificates.

         Our opinions expressed in paragraph 2 below are based solely upon our review of the Certificate, the corporate minute books, stock record and transfer books of the Company and the agreements referred to in such paragraph and upon the Transfer Agent Certificate and the Officer's Certificate and are limited accordingly.

         For purposes of our opinions expressed below, we express no opinion as to compliance by the Company with any foreign or state securities or "blue sky" laws of any jurisdiction. In addition, our opinions below are limited in that we express no opinion with respect to any securities anti-fraud laws.

         For purposes of our opinions expressed in paragraph 7 below with respect to the Shares, we have relied upon representations made by the Investor in the Investment Agreement and have assumed (without any independent investigation) the accuracy of such representations.

         For purposes of our opinions expressed in paragraph 6 below with respect to the Shares, insofar as such opinions relate to filings required or permitted to be made under applicable Federal and state securities laws), we have relied upon representations made by the Investor in the Investment Agreement and have assumed (without any independent investigation) the accuracy of such representations.

         Our opinion expressed in paragraph 8 below is based solely on the Officer's Certificate and is limited accordingly, and, as to such matters, our opinion is rendered as of the date of such certificate.

         We express no opinion as to the existence of any liens, pledges or encumbrances on the assets of the Company.

         We have assumed that the Investment Agreement has been duly authorized, executed and delivered by the Investor and that the Investor has all requisite power and authority to effect the transactions contemplated by the Investment Agreement. We have also assumed that the Investment Agreement is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms. We do not render any opinion as to the application of any law or regulation to the power, authority or competence of the Investor.

         We are opining herein solely as to the Federal securities laws of the United States, the state laws of the Commonwealth of Massachusetts, and the General Corporation Law statute of the State of Delaware. To the extent that the laws of any jurisdiction other than the Federal securities laws of the United States, the state laws of the Commonwealth of Massachusetts, and the General Corporation Law statute of the State of Delaware are applicable to any instrument, agreement or matter referred to below, we have assumed, without independent investigation and with your permission, that such laws are identical to the state laws of the Commonwealth of Massachusetts and we express no opinion as to whether such assumption is reasonable or correct. For purposes of our opinions rendered below, we have assumed that the facts and law governing the performance by the parties of their respective obligations under the Investment Agreement will be identical to the facts and law governing such performance on the date of this opinion:

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as it is, to our knowledge, currently conducted and to enter into and perform the transactions contemplated by the Investment Agreement and the Collaboration Agreements. The Company is duly qualified to do business and is in good standing in the Commonwealth of Massachusetts.

         2. On ________, 2001, the authorized capital stock of the Company consisted of: (i) 500,000,000 shares of Common Stock, $0.001 par value, _________ of which, to our knowledge, were of record issued and outstanding; and
(ii) 5,000,000 shares of Preferred Stock, $0.001 par value, none of which, to our knowledge, were of record issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in or disclosed in the Certificate or the Investment Agreement (including the Schedules thereto), to our knowledge (i) no agreement, subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no restrictions on the transfer of any shares of the Company's capital stock, except as imposed by Federal or state securities or "blue sky" laws.

         3. To our knowledge, except as provided or disclosed in the Investment Agreement (including the Schedules thereto), no person or entity is entitled to
(i) any preemptive, right of first refusal, contractual or similar rights with respect to the issuance of the Shares, which rights have not been waived, or
(ii) any rights with respect to the registration of any capital stock of the Company under the Securities Act.

         4. The issuance, sale and delivery of the Shares by the Company in accordance with the Investment Agreement have been duly authorized by all necessary corporate action on the part of the Company and the Shares when issued, sold and delivered against payment therefor in accordance with the provisions of the Investment Agreement will be duly authorized, validly issued, fully paid and nonassessable. The Common Stock has the respective powers, preferences and rights stated in the Certificate.

         5. The execution, delivery and performance by the Company of the Investment Agreement has been duly authorized by all necessary corporate action on the part of the Company. The Investment Agreement constitutes the valid and binding obligation of the


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


Company, enforceable against the Company in accordance with its terms. Neither the execution, delivery by the Company of the Investment Agreement, nor the consummation by the Company of the transactions contemplated thereby, nor the offer, issuance and sale of the Shares pursuant to the Investment Agreement will conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate or Bylaws of the Company, any contract or document the Company has filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 200_, or any report, schedule, form or other document thereafter filed by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act or any decree, judgment or order specifically naming the Company and known to us.

         6. Except as obtained and in effect as of the date hereof, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. Federal or Massachusetts state governmental authority (other than filings required or permitted to be made after the date hereof under applicable Federal and state securities laws) is required on the part of the Company in connection with the execution and delivery of the Investment Agreement, or the offer, issuance, sale and delivery of the Shares or the other transactions to be consummated at the Closing pursuant to the Investment Agreement.

         7. Based in part on the representations of the Investor in Section 2.2(d) of the Investment Agreement, the offer, issuance and sale of the Shares pursuant to the Investment Agreement will be exempt from registration under the Securities Act.

         8. To our knowledge there is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against the Company.

         This opinion is provided to the Investor as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any changes in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

         This opinion is rendered only to the Investor and is solely for the benefit of the Investor in connection with the transactions contemplated by the Investment Agreement. This opinion may not be relied upon by the Investor for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose without our prior written consent.

                                                     Very truly yours,




                                                     HALE AND DORR LLP


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


                                    EXHIBIT B
                               DISPUTE RESOLUTION


The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (ADR) provision, a party must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of the dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (CPR), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                  (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a CURRICULUM VITAE for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                  (b) Such list shall include a statement of disclosure by each candidate of any circumstance likely to affect his or her impartiality.

                  (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, the party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                  (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR shall designate as neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie shall result between two candidates,


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


the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts, and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after the selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principle place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

                  (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

                  (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                  (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

                  (d) a brief in support of each party's proposed rulings and remedies provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                  (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                  (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross examination shall be charged against the party conducting the cross-examination.


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


                  (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                  (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

                  (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court recorder, and any expenses for a hearing room, shall be paid as follows:

                  (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                  (b) If the neutral rules in favor of one party on some issues, and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate the fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.






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